CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, amendment #1, of our report dated May 3, 2017, relating to the consolidated financial statements of Cannabis Sativa, Inc. (which report expresses an unqualified opinion on the consolidated financial statements and an explanatory paragraph referring to the Company’s ability to continue as a going concern), appearing in the entity’s Annual Report on Form 10-K for the years ended December 31, 2016 and 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.

Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA

August 1, 2017